EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in millions)


                                                                      For the Three Months Ended         For the Nine Months Ended
                                                                      --------------------------         -------------------------
                                                                      Sept. 26,        Sept. 27,         Sept. 26,        Sept. 27,
                                                                          2003             2002              2003             2002
----------------------------------------------------------------------------------------------------------------------------------
Pre-tax earnings (a)                                                  $  1,401         $  1,054          $  3,914         $  3,044

Add:  Fixed charges (excluding preferred security
          dividend requirements of subsidiaries)                         1,839            2,534             5,971            7,499
                                                                      --------         --------          --------         --------
Pre-tax earnings before fixed charges                                    3,240            3,588             9,885           10,543
                                                                      ========         ========          ========         ========

Fixed charges:
   Interest                                                              1,790            2,484             5,825            7,342
   Other  (b)                                                               96               98               289              302
                                                                      --------         --------          --------         --------
   Total fixed charges                                                   1,886            2,582             6,114            7,644
                                                                      ========         ========          ========         ========

Preferred stock dividend requirements                                       14               14                40               41
                                                                      --------         --------          --------         --------
Total combined fixed charges and preferred stock dividends            $  1,900         $  2,596          $  6,154         $  7,685
                                                                      ========         ========          ========         ========

Ratio of earnings to fixed charges                                        1.72             1.39              1.62             1.38

Ratio of earnings to combined fixed charges
  and preferred stock dividends                                           1.71             1.38              1.61             1.37
----------------------------------------------------------------------------------------------------------------------------------
(a)    Excludes undistributed earnings (loss) from equity investees.

(b) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, and preferred security dividend requirements of subsidiaries.